EXHIBIT 99.1

Circus and Eldorado Joint Venture Reports Preliminary Results for the Quarter and Year Ended December 31, 2010

Reno, NV - March 16, 2011 - Circus and Eldorado Joint Venture today reported preliminary expectations of financial results for the quarter and year ended December 31, 2010. The results in this release have not been reviewed by the Partnership’s auditors and are subject to change. The Partnership expects to report its full results during the week of March 28, 2011.

The Partnership’s operations are subject to seasonal variation, with the strongest operating results generally occurring during the second and third quarters of the year and the weakest results generally occurring during the period from November through February.

Results for the Quarter Ended December 31, 2010

Net revenue for the fourth quarter of 2010 is expected to be approximately $26.2 million compared to $27.8 million for the fourth quarter of 2009, a decline of approximately $1.6 million. During the fourth quarter of 2010 compared to 2009, casino revenues increased approximately $0.2 million; however, hotel revenues declined approximately $0.9 million resulting in an overall decrease in net revenue. ADR and occupancy percentages were $56.47 and 56.3%, respectively, during the fourth quarter of 2010, compared to $63.95 and 60.2%, respectively, during the same prior year quarter. These declines in ADR and occupancy in 2010 compared to 2009 were primarily due to reductions in convention room nights during the current year quarter. The majority of the remaining decline is attributable to increases in promotional allowances in 2010 compared to 2009.

Adjusted EBITDA(1) for the fourth quarter of 2010 is expected to be approximately $1.7 million compared to $3.8 million for the fourth quarter of 2009, a decrease of approximately $2.1 million. This decline in Adjusted EBITDA is primarily attributable to the decrease in hotel revenues and increased customer acquisition and retention costs during the fourth quarter of 2010 compared to the same prior year quarter. Additionally, the fourth quarter of 2009 benefited from an $0.8 million increase in Adjusted EBITDA resulting from reductions in group health and complimentary liability reserves and one-time credits.

For the fourth quarter of 2010, on a generally accepted accounting principles (“GAAP”) basis, the Partnership expects a net loss of approximately $5.9 million compared to a net loss for the fourth quarter of 2009 of $4.0 million, an increase in net loss of approximately $1.9 million.

Results for the Year Ended December 31, 2010

Net revenue for the year ended December 31, 2010 is expected to be approximately $120.6 million compared to $122.1 million for the year ended December 31, 2009, a decrease of approximately $1.5 million. Casino revenue decreased approximately $1.4 million while hotel revenue remained flat in 2010 compared to 2009. ADR in 2010 was $66.47 compared to $66.83 in 2009 and occupancy percentages remained consistent at 67.7% during both years.

Adjusted EBITDA for the year ended December 31, 2010 is expected to be approximately $20.9 million compared to $20.8 million for the year ended December 31, 2009. Despite the decline in net revenue in 2010 compared to 2009 and the aforementioned $0.8 million Adjusted EBITDA benefit in 2009, Adjusted EBITDA increased approximately $0.1 million in 2010 compared to 2009 as a result of reduced general and administrative costs, including payroll, benefits, property taxes and utilities.

On a GAAP basis, for the year ended December 31, 2010, the Partnership expects a net loss of approximately $9.6 million compared to $4.7 million for the year ended December 31, 2009. The loss in 2009 was partially offset by the recognition of a $5.5 million gain, net of unamortized debt issuance costs and discounts, on the early retirement of $17.2 million principal amount of our mortgage notes. As a result, our net loss increased approximately $4.9 million in 2010 compared to 2009.

Reconciliation of Net Loss to Adjusted EBITDA (in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net Loss	$(5,903)	$(3,959)	$(9,594)	$(4,724)
Depreciation	4,001	4,134	15,749	16,414
Change in fair value of life insurance contracts	(294)	(132)	(589)	(693)
Loss on disposition of assets	181	38	391	100
Interest expense	3,734	3,767	14,995	15,338
Interest income	(3)	(3)	(11)	(61)
Gain on early retirement of debt	—	—	—	(5,546)

Adjusted EBITDA	$1,716	$3,845	$20,941	$20,828

(1) “Adjusted EBITDA” is earnings before interest, taxes, depreciation, amortization, and other non-operating income (expense), such as the change in the fair value of life insurance contracts and gain or loss on the disposition of assets and early retirement of debt. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is widely utilized to measure the performance, and is also used as a basis for valuing gaming companies, including the Partnership. Management believes that while items excluded from Adjusted EBITDA may be recurring in nature and should not be disregarded in evaluation of the Partnership’s performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods presented. Also, management believes excluded items may not relate specifically to current operating trends or be indicative of future results. The

Partnership’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The estimates set forth above are based solely on currently available information. The Partnership has not finalized its financial statement closing process for the quarter ended December 31, 2010 or the audit of the Partnership’s financial statements for the year ended December 31, 2010. During the course of this process, the Partnership and its accountants may identify items that would require the Partnership to make adjustments to its preliminary operating results described above.

Forward Looking Statements

Forward Looking Statements in this release which are not historical facts are “forward looking” statements and “safe harbor” statements within the meaning of Section 21E of the U.S. the Securities Exchange Act of 1934, as amended, and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Partnership’s public filings with the Securities and Exchange Commission. We have based these forward looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Partnership’s expectations regarding the timing of its release of its 2010 operating results described in this release. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include the preliminary stage of our financial statement preparation for the year ended December 31, 2010 and the possibility of revisions to these results in connection with our, and our auditor’s, final review and approval of such financial statements. In providing forward-looking statements, the Partnership is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

About Circus and Eldorado Joint Venture

Circus and Eldorado Joint Venture, a Nevada general partnership which is a joint venture between Eldorado Limited Liability Company and Galleon, Inc., owns and operates the Silver Legacy Resort Casino (www.silverlegacyresortcasino.com), a hotel-casino and entertainment complex in Reno, Nevada. Eldorado Limited Liability Company is a 96% owned subsidiary of Eldorado Resorts LLC, which owns the Eldorado Hotel & Casino, one of the two hotel casinos connected to Silver Legacy, and Galleon, Inc., the managing partner of Circus and Eldorado Joint Venture, is a wholly owned subsidiary of MGM Resorts International, which owns Circus Circus Hotel and Casino, the other hotel casino which is connected to Silver Legacy. Silver Legacy features 1,709 guest rooms, an approximately 87,300 square foot casino, six dining venues and 50,000 square feet of meeting space.

Source: Circus and Eldorado Joint Venture

Contact: Stephanie Lepori, Chief Financial Officer, 775-325-7385